Exhibit 99.1

[TREMONT REALTY ADVISORS]

                                      June 20, 2018

Tremont Mortgage Trust

255 Washington Street

Newton, MA 02458

Attn:  David M. Blackman, CEO

Management Agreement

dated as of September 18, 2017

Ladies and Gentlemen:

Reference is made to the captioned management agreement (the “Management Agreement”).  Capitalized terms used and not otherwise defined in this letter are used with the meanings ascribed to such terms in the Management Agreement.

The purpose of this letter is to confirm that the Manager agrees to waive payment of the Management Fee for the period beginning July 1, 2018 and ending June 30, 2020.  This waiver is conditioned upon the Management Agreement remaining in full force and effect through the Initial Term, no Material Breach occurring and no change in Control of the Company occurring.  It is understood and agreed that any calculation of the Termination Fee shall be made without regard to this waiver and as if the Management Fee had been paid in accordance with the applicable terms of the Management Agreement.

In addition, no Incentive Fee will be paid or payable for the 2018 or 2019 calendar years.

The Company and the Manager each acknowledges and agrees, by signing this letter, that the Management Agreement is in full force and effect and each party has complied with its obligations thereunder as of the date of this letter.

Sincerely,

TREMONT REALTY ADVISORS LLC

/s/ Matthew P. Jordan
Name:	Matthew P. Jordan,
Executive Vice President,
Treasurer and Chief
Financial Officer

TREMONT MORTGAGE TRUST

By:	/s/ David M. Blackman
David M. Blackman
Chief Executive Officer